KIOR REPORTS SECOND QUARTER 2013 RESULTS

Run Times and Reliability at Columbus Continue to Increase

Facility Operating and Producing Oil

First Cellulosic Gasoline Shipped

PASADENA, Texas, August 8, 2013 - KiOR, Inc. (NASDAQ: KiOR), announced today its financial results for the second quarter ended June 30, 2013.

“I am happy to report that Columbus has made significant operational progress and is continuing to build its on-stream performance and reliability,” said Fred Cannon, KiOR’s President and Chief Executive Officer. “In addition to making our first shipment of cellulosic gasoline in the second quarter, we more than doubled the run time of our core technology, the Biomass Fluid Catalytic Cracking Unit (BFCC), to 43% in the quarter, up from 20% in the first quarter.”

“In total,” Cannon continued, “we shipped over 75,000 gallons of cellulosic fuel from Columbus. The BFCC unit is running now and producing high quality oil that we are preparing to upgrade into fuel and ship to our customers. Over the next few months, we will focus on further building that progress and we look to push the facility closer to its nameplate capacity.”

Financial Results

Second quarter 2013 net loss was $38.5 million, or $0.36 per share, compared to a net loss of $31.3 million, or $0.30 per share, for the first quarter of 2013. Net loss for the second quarter of 2012 totaled $23.0 million, or $0.22 per share.

During the second quarter of 2013, total revenues were $239 thousand, all of which related to production from our initial scale commercial production facility in Columbus, Mississippi. Total revenues for the first quarter of 2013 were $71 thousand, compared to none in the second quarter of 2012.

Cost of product revenue recorded during the second quarter of 2013 totaled $15.1 million compared to $5.4 million in the first quarter of 2013, representing a full quarter of charges compared to only one month in the previous quarter. These figures include production costs of our Columbus facility plus incremental costs incurred in connection with our efforts to achieve steady state operations.

Research and development (R&D) expenses for the second quarter 2013 totaled $8.6 million, representing a $0.6 million decrease from the $9.2 million recorded in the first quarter of 2013, primarily due to lower stock compensation expenses and operating costs. Second quarter 2013 R&D expenses decreased $0.7 million from $9.3 million recorded in the second quarter 2012, mainly due to lower lab testing, supplies and facility operating costs.

General and administrative (G&A) expenses for the second quarter of 2013 were $7.9 million, a decrease of $6.8 million from the $14.7 million recorded in the first quarter of 2013, primarily due to the fact that start-up activities related to the Columbus facility are reported as part of G&A through February 2013 and as a part of the cost of product revenue thereafter. Similarly, second quarter 2013 G&A expenses decreased $5.8 million from $13.7 million reported in the second quarter 2012, due to this change in reporting of start-up costs following commencement of commercial operations. Other than the presentation of the Columbus costs previously being reported as G&A and now recorded as cost of product revenue, total G&A expenses have remained relatively flat.

Capital investments during the second quarter were $5.1 million, primarily related to front end engineering and design of KiOR’s 1,500 bone dry ton per day project in Natchez, Mississippi.

KiOR had cash and cash equivalents of $11.5 million at June 30, 2013, which represents a $29.4 million decrease from the December 31, 2012 balance. This decrease was primarily driven by operating uses of cash and capital expenditures on the Natchez facility. Net long-term debt stood at $149.7 million as of the end of the second quarter 2013. During the second quarter of 2013, the Company borrowed $30 million under the Company’s Loan and Security Agreement, which was amended and expanded during the first quarter of 2013. In July 2013, the Company borrowed an additional $10 million under this facility. As of the date hereof, $10 million of this facility remains undrawn and available upon the Company’s request.

Conference Call Information

The Company will discuss these results on a conference call scheduled for today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Participants may join the conference call by dialing (877) 468-8808 (for U.S. and Canada) or (832) 412-2302 (International). The conference access code is 75527556 for all participants. To listen via live webcast, please visit the investors section of the Company’s website: http://investor.kior.com/events.cfm. An audio replay will remain available for seven days until Thursday, August 15, 2013 at 11:59 p.m. Eastern Time (10:59 p.m. Central Time) and can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International). The conference call replay access code is 75527556 for all participants. The replay will also be available in the investors section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About KiOR

KiOR, a global leader in cellulosic gasoline and diesel transportation fuels, has developed a unique proprietary technology platform to convert abundant and sustainable non-food biomass into fuels for use in vehicles on the road today. KiOR’s cellulosic fuels, which may be transported using existing distribution networks, help ease dependence on foreign oil, reduce lifecycle greenhouse gas emissions and create high-quality jobs and economic benefit across rural communities.

KiOR’s shares are traded on NASDAQ under the symbol “KiOR.” For more information, please visit www.KiOR.com.

Forward-Looking Statements

This release contains “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future results and events, including, without limitation, statements about: our potential to be the first U.S. commercial cellulosic diesel/gas producer, the performance of our next generation catalyst platform and the levels of our yield of gallons per bone dry ton of biomass, the amount of risk related to our business strategy; the timing of commercialization of our cellulosic gasoline and diesel at our biomass-to-fuel facility in Columbus, Mississippi, potential future sales of our fuels products, the size of the potential market for our products, and our anticipated future operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” intends,” “appears,” “estimates,” “projects,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward looking statements. The forward looking statements in this press release involve a number of important risks and uncertainties, which could cause our actual future results to differ significantly from the results discussed in the forward looking statements contained in this press release. Such factors include our ability to raise the additional capital we need in order to expand our business and begin construction on our next commercial production facility; the ability of our Columbus facility to produce cellulosic hydrocarbon fuel on time, on a continuous and cost-efficient basis and at expected yields; the availability of cash to invest in the ongoing needs of our business; our ability to successfully commercialize our cellulosic gasoline, diesel and fuel oil; our ability to effectively scale our proprietary technology platform and process design; the cost of constructing, operating and maintaining facilities necessary to produce our cellulosic gasoline, diesel and fuel oil in commercial volumes; the ability of our initial-scale commercial production facility, which we are in the process of bringing to “steady state” operations, to satisfy the technical, commercial and production requirements under offtake agreements relating to the sale of cellulosic gasoline, diesel and fuel oil; market acceptance of our cellulosic gasoline, diesel and fuel oil; our ability to obtain and maintain intellectual property protection for our products and processes, and other factors that are discussed more fully in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the United States Securities and Exchange Commission and in our other filings with the Securities and Exchange Commission. The “Risk Factors” discussion in the filing listed above is incorporated by reference in this press release. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results, levels of activity, performance or achievement may vary significantly from what we have projected. We specifically disclaim any obligation to update these forward looking statements in the future. These forward-looking statements should not be relied upon as representing our estimates or views as of any date subsequent to the date of this press release.

Contact Information:

For Investors:

Dan Richardson

Vice President of Finance

281-694-8744

Investor.relations@kior.com

For Media:

Kate Perez

Director of Corporate Communications & Public Relations

281-694-8831

Media@kior.com

KiOR, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Product revenue	$189	$—	$257	$—
Renewable identification number revenue	50	—	53	—

Total revenues	239	—	310	—

Operating expenses:
Cost of product revenue	$15,088	$—	$20,496	$—
Research and development expenses	8,572	9,280	17,738	17,711
General and administrative expenses	7,865	13,694	22,541	21,813

Total operating expenses	31,525	22,974	60,775	39,524

Loss from operations	(31,286)	(22,974)	(60,465)	(39,524)

Other income (expense), net:
Interest income	—	7	1	9
Interest expense, net of amounts capitalized	(7,208)	—	(9,365)	(274)

Other income (expense), net	(7,208)	7	(9,364)	(265)

Loss before income taxes	(38,494)	(22,967)	(69,829)	(39,789)
Income tax expense - current	—	—	—	—

Net loss	$(38,494)	$(22,967)	$(69,829)	$(39,789)

Net loss per share of Class A common stock, basic and diluted	$(0.36)	$(0.22)	$(0.66)	$(0.38)

Net loss per share of Class B common stock, basic and diluted	$(0.36)	$(0.22)	$(0.66)	$(0.38)

Weighted-average Class A and B common shares outstanding, basic and diluted	106,210	104,318	105,893	103,722

KiOR, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$11,495	$40,887
Restricted cash	200
Inventories	3,295	3,239
Prepaid expenses and other current assets	1,775	1,528

Total current assets	16,765	45,654
Property, plant and equipment, net	253,140	246,410
Intangible assets, net	2,228	2,332
Other assets	1,434	1,641

Total assets	$273,567	$296,037

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$5,006	$5,124
Accounts payable	2,752	4,175
Accrued capital expenditures	282	953
Accrued liabilities	8,422	5,753

Total current liabilities	16,462	16,005
Related party long-term debt with Alberta Lenders/Khosla term loan, less current portion, net of discount	109,899	79,843
Long-term debt, less current portion, net of discount	39,830	41,035
Other Liabilities	91	146

Total liabilities	166,282	137,029

Total stockholders’ equity (deficit)	107,285	159,008

Total liabilities, convertible preferred stock and stockholders’ equity	$273,567	$296,037